Exhibit 2.2

                          STOCK SUBSCRIPTION AGREEMENT


To:      U.S. Gold Corporation
         2201 Kipling Street, Suite 100
         Lakewood, Colorado U.S.A. 80215-1545

     The undersigned (the "Purchaser") hereby (subject to the terms and conditions hereof and the Letter Agreement between the parties as of even date herewith (the "Letter Agreement")) subscribes for and agrees to purchase from U.S. Gold Corporation (the "Company") on the terms and conditions set forth in this subscription agreement ("Agreement") that number of shares of par value US$0.10 common stock of the Company (the "Shares") set forth in Clause 13 below. Each Share will be issued at a price of $0.36036 per Share.

1.   Conditions of Purchase

     The Purchaser acknowledges that the Company's obligation to sell the Shares to the Purchaser is subject to, among other things, the conditions that:

     (a) the Purchaser executes and returns to the Company all documents required by this Agreement, including Schedule B, demonstrating that the Purchaser is an "accredited investor", as such term is defined in Regulation D promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

     (b) all necessary regulatory approvals, if any, being obtained by the Company prior to the Closing;

     (c) the representations and warranties of the Purchaser remain true and correct as at the Closing, and

     (d) the Company has reviewed the completed Subscription Agreement submitted by the Purchaser and accepts the subscription.

2.   Delivery and Payment

     The Purchaser agrees that the following shall be delivered to the Company prior to the Closing:

     (a)  one completed and duly signed copy of this Agreement;

     (b) all other documentation as may be required by applicable securities legislation, including a duly completed Accredited Investor certificate in the form of Schedule "B" hereto; and

     (c) evidence of a wire transfer in the full amount in United States dollars payable to U.S. Gold Corporation. Details concerning the payment procedure are set out in Schedule "A".

     Delivery by the Company of the certificates representing the Shares, and payment for the Shares by the Purchaser, shall be completed at a closing (the "Closing") to be held at such time and place as may be mutually agreed upon by the Company and the Purchaser (the date of the Closing being hereinafter called the "Closing Date").

     If the Purchaser chooses not to attend the Closing to receive the Share certificate(s), then the Company shall deliver such certificates to the Purchaser at the address set forth below, promptly after the Closing.

3.   Purchaser's Acknowledgements

     The Purchaser acknowledges and agrees that:

     (a) the sale and delivery of the Shares to the Purchaser is conditional upon such sales being made pursuant to the exemption from registration under the 1933 Act as set forth in Regulation D or Regulation S promulgated thereunder;

     (b) the Company may be required to disclose to the SEC, and thereby though public access to Edgar filing, the identity of the beneficial purchaser(s) of the Shares;

     (c) the Shares have not been registered under the 1933 Act, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Purchaser hereto), and that such Shares must be held unless a subsequent disposition is registered under the 1933 Act or is exempt from such registration.

     (d) the Shares shall bear the following legend, unless same shall have been included in an effective registration statement under the 1933
          Act:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED;

     (e) it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company (based on the Company's representations and warranties to Purchaser) and it is able financially to bear the risks thereof;

     (f) no agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merits for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to the Shares;

     (g) the Purchaser has been provided copies of and has reviewed to the extent he deems necessary, copies of the Company's Form 10-KSB for the year ended December 31, 2004 as filed with the SEC, together with all subsequently filed Forms 10-QSB, 8-K, Proxy Statements, Registration Statement on Form SB-2 and all amendments thereto and other publicly available filings made with the SEC and has received from the Company the Company's representations and warranties to Purchaser concerning its operations, financial condition and other matters as requested of the Company, and Purchaser has considered these representations and warranties in deciding on the advisability of investing in the Shares;

     (h) the Shares are being offered for sale only on a "private placement" basis;

     (i) the Shares are being acquired by the Purchaser in good faith solely for the Purchaser's own account, for investment purposes only, and are not being purchased with a view to, or for the resale or distribution thereof;

     (j) the representations, warranties and covenants contained in this Agreement made by Purchaser are made by the Purchaser with the intent that they may be relied upon by the Company in determining the Purchaser's eligibility to purchase the Shares, and the Purchaser hereby agrees to indemnify the Company against all losses, claims, costs, expenses and damages or liabilities which it may suffer or incur caused or arising from its reliance thereon. The Purchaser further agrees that by accepting the Shares, the Purchaser represents and warrants that the foregoing representations and warranties are true as at the Closing with the same force and effect as if they had been made by the Purchaser at the Closing and that they shall survive the Closing Date and shall continue in full force and effect notwithstanding any subsequent disposition of the Shares; and

     (j) the offer to sell the Shares was directly communicated to the Purchaser and at no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

4.   Purchaser's Representations and Warranties

     The Purchaser hereby represents, warrants and covenants to the Company (which representations, warranties and covenants shall survive Closing and continue in full force and effect) that:

     (a) the Purchaser is a resident of the Province of Ontario, Canada, and was offered the Shares outside of the United States of America;

     (b) the Purchaser is an "accredited investor" as that term is defined in Regulation D promulgated by the 1933 Act by virtue of satisfying the indicated criterion in paragraph 1 of Schedule "B";

     (c) the Purchaser acknowledges that in addition to compliance with the restrictions on resale applicable under applicable rules of the SEC, the Purchaser may be subject to various reporting requirements with the SEC if Purchaser is the owner of 5% or more of a class of the issued and outstanding stock of the Company;

     (d) the Purchaser will execute and deliver all documentation to the Company as may be required by applicable rules, regulations and policies of the SEC and to permit the purchase of the Shares on the terms herein set forth;

     (e) this agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding agreement of, the Purchaser subject to:

          (i) any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally; and

          (ii) general principles of equity, including that the granting of equitable remedies is within the discretion of a court of competent jurisdiction;

     (f) the Purchaser is not, directly or indirectly, the holder of any common shares in the capital of the Company other than the number of common shares of the Company disclosed in Clause 13(d).

     (g)  the Purchaser is not an investment club; and

     (h) the representations, warranties and covenants of the Purchaser set forth herein shall survive the closing of the transaction contemplated hereby.

6.   Company's Representations and Warranties

The Company represents and warrants and agrees with the Purchaser (which representations, warranties and covenants shall survive Closing and continue in full force and effect) that:

     (a) Due Incorporation. The Company has been organized under the laws of the State of Colorado, United States of America. The Company and each of its subsidiaries, if any, is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their incorporation or registration and have the requisite corporate or other power to own their properties and to carry on their business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of the Company.

     (b) Outstanding Stock. All issued and outstanding shares of common stock of the Company and each of its subsidiaries has been duly authorized and validly issued and are fully paid and non-assessable.

     (c) Authority; Enforceability. This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and the Company has full corporate power and authority necessary to enter into this Agreement, and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Company relating hereto.

     (d) Additional Issuances. There are no outstanding preemptive or similar rights (or phantom stock or stock appreciation rights) affecting the Company's common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, common stock or equity of the Company or other equity interest in any of the subsidiaries of the Company except as described explicitly in the Commission Reports (as defined below) or referenced specifically in the Letter Agreement. To the knowledge of the Company, there are no agreements among shareholders regarding the voting of the shares of capital stock of the Company.

     (e) Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its affiliates, the National Association of Securities Dealers, Inc. ("NASD") or the Company's Shareholders is required for execution of this Agreement, and all other agreements entered into by the Company relating thereto, including, without limitation, the issuance and sale of the Shares, and the performance of the Company's obligations hereunder.

     (f) No Violation or Conflict. Assuming the representations and warranties of the Purchaser in this Agreement are true and correct and the Purchaser complies with its obligations under this Agreement, the issuance and sale of the Shares and the performance of the Company's obligations under this Agreement will not:

          (i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles of incorporation, charter or bylaws of the Company, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates or over the properties or assets of the Company or any of its affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its affiliates is a party, by which the Company or any of its affiliates is bound, or to which any of the properties of the Company or any of its affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its affiliates is a party except the violation, conflict, breach, or default of which would not have a material adverse effect on the Company or Purchaser; or

          (ii) result in the creation or imposition of any lien, charge or encumbrance upon the Shares or any of the assets of the Company, its subsidiaries or any of its affiliates.

     (g) Litigation. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates that would affect the execution by the Company or the performance by the Company of its obligations under this Agreement, and all other agreements entered into by the Company relating hereto. To the best knowledge of the Company, there is no threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates which litigation if adversely determined could have a material adverse effect on the Company.

     (h)  Information Concerning Company.

          (i) The Company has filed all forms, reports, statements, schedules and other documents with the SEC required to be filed by it since and including January 1, 2004 pursuant to the federal securities laws and the SEC rules and regulations thereunder (the "Commission Reports"). The Commission Reports (i) were prepared in all material respects in accordance with the requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the published rules and regulations of the SEC thereunder, each as applicable to such Commission Reports and (ii) did not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no investigations or material unresolved comments issued by the staff of the SEC with respect to any of the Commission Reports.

          (ii) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Commission Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the inclusion of full notes thereto and to normal and recurring year-end adjustments).

         (iii) At the date of the most recent interim (March 31, 2005) financial statements of the Company included in the Commission Reports, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of its subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise) which, individually or in the aggregate, are material to the Company or which have had or could have, individually or in the aggregate, a material adverse effect on the Company or its assets.

          (iv) Except as disclosed in the next sentence, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC. As a result of the termination of the Management (as defined in the Letter Agreement), the Company will owe, in aggregate, the following amount to the Management as severance and for other obligations, all as required by currently existing contractual obligations of the Company that have been explicitly disclosed in the Commission Reports: $2,0123,331.

          (v) The Company has heretofore furnished or made available to McEwen a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Commission Reports which previously had been filed by the Company with the SEC pursuant to the 1933 Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

          (vi) Since the date of the most recent financial statements included in the Commission Reports, there has been no material adverse change in the Company's business, financial condition or affairs not explicitly disclosed to the Purchaser. The Company has good and unencumbered title to all assets attributed to it in the Commission Reports (except to the extent encumbered as disclosed explicitly in the Commission Reports). The Company, directly or through its direct and indirect wholly-owned subsidiaries, owns 100% of all economic and voting interests in Tonkin Springs LLC.

         (vii) Except as disclosed in writing to the Purchaser on the date hereof, the transactions contemplated by this Agreement and the Letter Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other material detriment under the terms, conditions or provisions of any contract or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

        (viii) Since January 1, 2004, the Company and each of its subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company's disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. None of the Company's or its subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its subsidiaries or accountants. As of the date of this Agreement, to the knowledge of the Company, (i) there is no reason that it will not be able, on a timely basis, to complete and include in the Company's Annual Report on Form 10-K for the year ending December 31, 2005, management's assessment of the Company's internal controls and procedures for financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and (ii) there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in PCAOB Auditing Std. No. 2.

          (ix) The Company has not granted any other person the right (whether or not contingent or inchoate) to merge with, or purchase assets from, the Company, and is not obligated to continue negotiations with any other person with respect to any such transaction or with respect to any issuance of the Company's capital stock. All previously announced merger, acquisition or capital-raising transactions have been terminated without any liability to the Company. Any earnest money and other amounts paid to the Company in connection with the foregoing have been forfeited to the Company.

     (i) Defaults. Neither the Company nor any of its subsidiaries is in violation of its Articles of Incorporation or ByLaws, except that no annual meeting of shareholders has yet been held for 2005 and none was held in 2004. Other than as explicitly disclosed in the Commission Reports, neither the Company nor any of its subsidiaries is (i) in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a material adverse effect on the Company, (ii) in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) in violation of any statute, rule or regulation of any governmental authority which violation would have a material adverse effect on the Company.

     (j) No General Solicitation. Neither the Company, nor any of its affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in connection with the offer or sale of the Shares.

     (k) Reliance on Representation and Warranties. The representations, warranties and covenants contained in this Agreement and in the Letter Agreement made by the Company are made by the Company with the intent that they may be relied upon by the Purchaser (without regard to its own investigations, if any) in determining the whether or not to purchase the Shares, and the Company hereby agrees to indemnify the Purchaser against all losses, claims, costs, expenses and damages or liabilities which it may suffer or incur caused or arising from its reliance thereon in accordance with the indemnity terms of the Letter Agreement. The Company further agrees that by issuing the Shares, the Purchaser represents and warrants that the foregoing representations and warranties are true as at the Closing with the same force and effect as if they had been made by the Company at the Closing and that they shall survive the Closing Date and shall continue in full force and effect notwithstanding any subsequent disposition of the Shares.

     (l) Capitalization. The authorized capital stock of the Company as of the date of this Agreement is 35,000,000 common shares, of which 22,196,810 common shares are outstanding as of July 29, 2005 and prior to the issuance of Shares hereunder, and no warrants nor stock option agreements are outstanding. Except as explicitly set forth in the Commission Reports, there are no other options, warrants, or rights to subscribe to, securities, rights or obligations (including without limitation phantom stock or stock appreciation rights) convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

7.   Governing Law

     This agreement shall be governed by and construed in accordance with the laws of the State of Colorado and the federal laws of the United States applicable therein. The Purchaser hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the State of Colorado with respect to any matters arising out of this agreement.

8.   Assignment

     This agreement is not transferable or assignable by the parties hereto.

9.   Entire Agreement

     This agreement, together with the Letter Agreement, contains the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein or therein.

10.  Successors and Assigns

     This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, subject to the hold period restrictions that may be applicable to the Shares.

11.  Currency

     All amounts in this agreement are stated and shall be paid in United States dollar currency.

12.  Time of Essence

     Time shall be of the essence of this agreement.

13.  Headings

     The headings contained herein are for convenience only and shall not affect the meaning or interpretation of this agreement.

14.  Subscription Particulars

     (a)  The Purchaser hereby agrees to purchase Shares as set forth below:

          Number of Shares: 11,100,000

          Aggregate Purchase Price: $0.36036

          ($0.36036 x 11,100,000 Shares):  $4,000,000

          Name of Purchaser: Rob McEwen

          Federal Tax ID No. or SS No:__________________________________________

          Street Address: ______________________________________________________

          City and Country: ____________________________________________________

          Postal Code: _________________________________________________________

          Contact Name: ________________________________________________________

          Alternate Contacts Name: _____________________________________________

          Phone No.: ___________________________________________________________

          Fax No.: _____________________________________________________________

         E-mail:________________________________________________________________

     (b) Registration of the certificates representing the Shares should be made as follows (if space is insufficient, attach a list) - or leave blank if registration is to be as detailed in sub-clause (a) above.

           Name: _______________________________________________________________

           Registration Address: _______________________________________________

           City and Country: ___________________________________________________

           Postal Code: ________________________________________________________

     (c)  Number of common shares of the Company owned by the Purchaser:
          ________________________

15.  Signature of Purchaser

     Signature of Purchaser (on its own behalf and, if applicable, on behalf of each principal for whom it is contracting hereunder).

         _______________________________________________________________________
         (Signature or Authorized Signature)

         _______________________________________________________________________
         (Name and Official Capacity - please print)


16.  Confirmation and Acceptance


     This agreement is confirmed and accepted by the Company.

DATED as of the 29th day of July, 2005

                                            U.S. GOLD CORPORATION

                                            By: /s/ John W. Goth
                                               ---------------------------------
                                               Name: John W. Goth
                                               Title: Director